Exhibit 99.13

Execution Version

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of July 28, 2014, by and among Affinity Gaming, a Nevada corporation (the “Company”), Z Capital Partners, L.L.C., a Delaware limited liability company (“Z Capital”), the Affiliates of Z Capital set forth on Exhibit A hereto (together with Z Capital, the “Z Capital Holders”), SPH Manager, LLC, a Delaware limited liability company (“SPH Manager”), and each of the entities listed under “Other Holders” on Exhibit A hereto (collectively, the “Other Holders”).  The Z Capital Holders, SPH Manager and the Other Holders are collectively referred to herein as the “Stockholders” and each individually as a “Stockholder.” The Company and the Stockholders are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.01.

WHEREAS, certain of the Z Capital Holders, their Affiliates and the Company are parties to the Pending Litigation and wish to settle such Pending Litigation;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01     Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Notwithstanding the foregoing, no Stockholder shall be deemed to be an “Affiliate” of the Company solely by reason of having entered into this Agreement.

“Agreement” has the meaning assigned in the preamble.

“Articles of Incorporation” means the Articles of Incorporation of the Company, dated December 20, 2012, as amended and/or restated from time to time.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power which includes the power to dispose, or to direct the disposition, of such security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act (and the terms “Beneficially Own” and “Beneficial Owner” shall have a correlative meaning); provided, however, that for purposes of this Agreement no Stockholder shall be deemed to Beneficially Own the Common Stock of any other Stockholder solely by reason of having entered into this Agreement; and provided further that for purposes of calculating the percentage of Shares that are Beneficially Owned by a Stockholder hereunder at any time, only Shares outstanding at such time shall be included and any Share Equivalent that has not then been exercised, converted or exchanged shall be excluded, notwithstanding the beneficial ownership rules of Rule 13d-3 under the Exchange Act.

“Board” means the board of directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company, dated March 28, 2013, as amended and/or restated from time to time.

“Claims” has the meaning set forth in Section 3.01(b).

“Clark County District Court” means the Eighth Judicial District Court in and for Clark County, Nevada.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” has the meaning assigned in the recitals.

“Director” means any member of the Board.

“Eligible Designee” means any designee for Director who is capable of being elected to the Board without violation of, and who has complied with, any applicable Law or the requirements of any Governmental Authority.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any federal, state, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self- regulatory body, including any securities exchange and any casino or gaming regulatory authority with jurisdiction over the Company or its activities, or any political or other subdivision, department, agency or branch of any of the foregoing.

“Independent Directors” has the meaning set forth in Section 2.01(b)(v).

“Individual Defendants” means Don R. Kornstein, Thomas M. Benninger, Scott D. Henry, Michael Rumbolz, and David D. Ross, each of whom was named as a defendant in the Pending Litigation.

“Law” means any and all laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Necessary Action” means, with respect to a result and a Party, all actions (to the extent permitted by applicable Law) necessary to cause such result and within the control of such Party, including, without limitation and to the extent relevant, (a) voting or providing a written consent or proxy with respect to Shares, (b) calling and/or attending meetings in person or by proxy for purposes of obtaining a quorum and adopting or approving stockholders’ resolutions and amendments to the Articles of Incorporation or Bylaws, (c) causing Directors, to the extent such Directors were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that Directors may have, to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (d) executing agreements and instruments, (e) making, or causing to be made, with any Governmental Authority, all filings, approvals, registrations or similar actions that are required to achieve such result, and (f) with respect to the Company only, appointing replacement directors designated or nominated by a Stockholder in accordance with this Agreement.

“Nevada Supreme Court” means the Supreme Court of the State of Nevada.

“Other Holders” has the meaning set forth in the Preamble.

“Other Holders Minimum Ownership Condition” means, at any time, the Beneficial Ownership by the Other Holders in the aggregate of at least 3,643,787 Shares (as adjusted from time to time for any stock dividend, stock split, reverse stock split, stock combination, recapitalization, reclassification or any other similar transaction that affects all stockholders or the holders of any class of Shares (as the case may be) proportionately).

“Parties” has the meaning set forth in the Preamble.

“Pending Litigation” means that certain action styled “Z Capital Partners, L.L.C., et al. v. Don R. Kornstein, et al.,” Case No. A-13-677739-B, pending in the Clark County District Court and that certain action styled “Don R. Kornstein, et al. v. Z Capital Partners, L.L.C.,” Case No. 63177, pending in the Nevada Supreme Court.

“Person” means any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Preliminary Injunction” has the meaning set forth in Section 3.01(a).

“Regulatory Event” means, with respect to any Other Holder, (i) receipt by such Other Holder of notice from any casino or gaming regulatory authority with jurisdiction over any of the Company, its Affiliates or any of their respective operations that, as a result of such Other Holder being bound by this Agreement, such Other Holder is required to obtain a license, permit, approval, waiver or finding of suitability that such Other Holder does not already possess, (ii) such Other Holder shall have consulted with gaming counsel and such counsel shall have attempted and been unsuccessful in dissuading the applicable authority from such a view and (iii) such Other Holder shall have determined that it must invoke its rights under Section 5.11 in order to preserve its desired passive regulatory status.

“Releasees” has the meaning set forth in Section 3.01(b).

“Releasors” has the meaning set forth in Section 3.01(b).

“Rights Agreement” means that certain Rights Agreement, dated effective December 21, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, as amended.

“SEC” means the Securities and Exchange Commission.

“Shares” means any and all shares of Common Stock and/or shares of capital stock of the Company, by whatever name called, that are entitled to vote generally in the election of Directors (including voting rights which arise by reason of default) and shall include any such shares now owned or subsequently acquired, however acquired, including, without limitation, through stock splits and as stock dividends.

“Share Equivalent” means any option, right, subscription, warrant, phantom stock right or other contract right to receive Shares or any bonds, notes, debentures or other securities of any kind whatsoever, that are, or may become, convertible into or exchangeable or exercisable for, Shares, in each case, that do not carry the right generally to vote in the election of Directors until such time as they are converted, exchanged or exercised, as the case may be.

“SPH Manager” has the meaning set forth in the Preamble.

“Stockholder” has the meaning set forth in the Preamble.

“Z Capital” has the meaning set forth in the Preamble.

“Z Capital Holders” has the meaning set forth in the Preamble.

“Z Capital VCOC” has the meaning set forth in Section 2.01(b)(ii).

Section 1.02     General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  Unless otherwise specified, words such as “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement, and references herein to “Articles” or “Sections” refer to Articles or Sections of this Agreement.

ARTICLE II
BOARD OF DIRECTORS

Section 2.01     Board Composition.  From and after the date hereof and until the termination of this Agreement pursuant to Section 5.01, each Party shall take all Necessary Action so that:

(a)           the authorized number of Directors shall be maintained at seven (7);

(b)           the following persons shall be nominated by the Board for election and appointed or elected to the Board:

(i)            the Chief Executive Officer of the Company;

(ii)           two (2) Eligible Designees of Z Capital, one of which shall be designated by Z Capital Special Situations Fund II-B, LP (the “Z Capital VCOC”) during any time that the Z Capital VCOC holds direct or indirect ownership interests in the Company;

(iii)          one (1) Eligible Designee of SPH Manager;

(iv)          one (1) Eligible Designee as follows:

(A)          if the Other Holders Minimum Ownership Condition is satisfied, one (1) Eligible Designee of the Other Holders; or

(B)          if the Other Holders Minimum Ownership Condition is not satisfied, one (1) Eligible Designee of SPH Manager and the Other Holders; and

(v)           two (2) Eligible Designees who meet the applicable director independence requirements then in use by the Company to determine director independence (the “Independent Directors”), one (1) of whom shall be designated by SPH Manager and one (1) of whom shall be designated by (A) the Other Holders so long as the Other Holders Minimum Ownership Condition is satisfied and, (B) in all other cases, by SPH Manager and the Other Holders.  Notwithstanding the foregoing, in the event that, and for so long as, the combined Beneficial Ownership of SPH Manager and the Other Holders is less than 5,060,816 Shares and the combined Beneficial Ownership of the Z Capital Holders is greater than 5,060,816 Shares (in each case, as such Share number is adjusted from time to time for any stock dividend, stock split, reverse stock split, stock combination, recapitalization, reclassification or any other similar transaction that affects all stockholders or the holders of any class of Shares (as the case may be) proportionately), one (1) Independent Director shall be designated by SPH Manager and the Other Holders and one (1) Independent Director shall be designated by Z Capital.

Section 2.02     Removal; Vacancies.

(a) Each Stockholder (or group of Stockholders) that has the right to designate a Director(s) shall have the exclusive right to (i) cause the removal of its respective designee(s) from the Board, and the Parties shall take all Necessary Action to cause the removal of any such designee at the request of the applicable designating Stockholder(s) and (ii) designate for election or appointment to the Board, Directors to fill vacancies created by reason of death, removal or resignation of its designees to the Board, and the Parties shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Stockholder(s) as promptly as reasonably practicable.

(b) If any Stockholder (or group of Stockholders) that has the right to designate a Director(s) fails to exercise such right (i) in the case of the Company’s annual meeting or a special meeting at which Directors are to be elected, within the period constituting timely notice for such events as set forth in the applicable provisions of the Articles of Incorporation and Bylaws, or (ii) in the case of a designation of a director for election to the Board to fill a vacancy on the Board pursuant to Section 2.02(b) of this Agreement, 60 days, then, until such time as such Stockholder (or group of Stockholders) properly exercises its designation rights hereunder, such vacancy or vacancies shall be filled (A) by Directors designated by SPH Manager, in the event that the Other Holders decline for any reason to exercise their right to designate a Director at a time when the Other Holders are permitted to do so, and, (B) in all other cases, by Directors designated by a majority of Directors then in office.

Section 2.03     Voting; Actions in Furtherance of this Article.  Without limiting the generality of Section 2.01 and Section 2.02:

(a) each Stockholder agrees to take all Necessary Action, including by casting all votes to which such Stockholder is entitled in respect of its Shares, at any and all election of Directors, whether at any annual or special meeting, by written consent or otherwise, so as to cause the election, removal and replacement of Directors in the manner contemplated in Section 2.01 and Section 2.02 and to otherwise give the fullest effect possible to the provisions of this Article II; and

(b) the Company agrees, to the extent permitted by applicable Law, to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors the individuals designated pursuant to Section 2.01 (or their replacement pursuant to Section 2.02) and to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof, and take all Necessary Action to otherwise give the fullest effect possible to the provisions of this Article II.

Section 2.04     Collective Action. The election to designate (pursuant to clause (iv) or (v) of Section 2.01(b)) or to cause the removal of (pursuant to Section 2.02(a)) any Director by the Other Holders, or by SPH Manager and the Other Holders, and the taking of any other action by the Other Holders, or by SPH Manager and the Other Holders, in each case collectively as contemplated in this Agreement, shall be effective upon the delivery of a written notice thereof to the Company executed by the holders of a majority of the outstanding Shares (other than Shares held by any Other Holder who has waived its right or declined to participate in the designation or removal of Directors pursuant to Section 5.06, Section 5.11 or otherwise) that are Beneficially Owned in the aggregate by the Other Holders or by SPH Manager and the Other Holders, as the case may be.

ARTICLE III
ADDITIONAL AGREEMENTS

Section 3.01     Release of Claims; Termination of Pending Litigation.

(a) The Company and the Z Capital Holders and their respective Affiliates shall cause the Pending Litigation to be terminated by the submission of the (i) Stipulation and Order to Dismiss Action With Prejudice, Dissolve Preliminary Injunction, and Release Security Bond in the form of Exhibit 3.01(a)(i) attached hereto to the Clark County District Court and (ii) Stipulation for Dismissal of Appeal in the form of Exhibit 3.01(a)(ii) attached hereto to the Nevada Supreme Court. The Parties and their Affiliates hereby agree and acknowledge that Exhibit 3.01(a)(i), when filed with the Clark County District Court, and Exhibit 3.01(a)(ii), when filed with the Nevada Supreme Court, shall (A) dissolve the preliminary injunction entered in the Pending Litigation on May 10, 2013 (the “Preliminary Injunction”), (B) release and return to the Z Capital Holders the $500,000 bond posted by or on behalf of the Z Capital Holders as a condition to the entry of the Preliminary Injunction in the Pending Litigation and (C) cause the Pending Litigation to be terminated with prejudice.

(b) Each Party, for itself and for its Affiliates, and its and their respective directors, officers, employees, agents, successors and assigns, as applicable (collectively, the “Releasors”), does hereby irrevocably remise, release and forever discharge each other Party and its Affiliates and its and their respective current and past directors, officers, employees, agents, successors and assigns, as applicable (collectively, the “Releasees”) of and from any and all manner of actions, causes of action, suits, complaints, claims, demands, damages, costs, fines, penalties, expenses and any and all legal obligations and compensation of whatsoever kind and howsoever arising, in law or in equity, whether known or unknown, suspected or unsuspected, in each case to the extent related to the Company or the Shares and arising at or before the date hereof (collectively, the “Claims”), in each case other than any matter or thing arising in respect of the execution or performance of this Agreement.  For the avoidance of doubt, the Claims released in this Section 3.01(b) include any and all claims that were asserted or could have been asserted in the Pending Litigation.  Notwithstanding the foregoing, each of the Individual Defendants in the Pending Litigation will not be released by the terms of this Agreement but instead shall be released by a separate settlement agreement to be executed simultaneously herewith.

(c) Each Party further covenants and agrees not to, and to cause each other Releasor not to, directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other Person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasees or any of them with respect to the Claims released or discharged pursuant to Section 3.01(b).

Section 3.02     VCOC Management Rights Letter.  Promptly after the date hereof, the Company and the Z Capital VCOC shall enter into a VCOC management rights letter in the form of Exhibit 3.02 attached hereto.

Section 3.03     Actions by the Company; Termination of the Rights Agreement.  The Parties acknowledge and agree that the Rights Agreement is and shall be considered null and void.  Upon execution of this Agreement, the Company and its Affiliates shall promptly take any and all actions necessary to terminate the Rights Agreement.  The Company shall not enter into any stockholder rights agreement or similar arrangement that would have an effect the same or substantially the same as the Rights Agreement, unless such agreement or similar arrangement exempts each Stockholder and its Affiliates (and any group consisting of one or more Stockholders or their Affiliates) until such time such Stockholder Beneficially Owns, together with its Affiliates, less than one-half of the Shares owned by such Stockholder and its Affiliates as of the date hereof as set forth on Exhibit A (as adjusted from time to time for any stock dividend, stock split, reverse stock split, stock combination, recapitalization, reclassification or any other similar transaction that affects all stockholders or the holders of any class of Shares (as the case may be) proportionately), it being understood that thereafter such Stockholder and its Affiliates will no longer be entitled to such exemption (regardless of the number of Shares such Stockholder Beneficially Owns).

Section 3.04     Governing Documents of the Company.  The Parties acknowledge and agree that all provisions of the Articles of Incorporation and the Bylaws are in full force and effect and binding upon the Company and its stockholders (including the Stockholders).  The Parties further acknowledge and agree that the Operating Agreement of Herbst Gaming, LLC, dated as of December 31, 2010 and as thereafter amended from time to time, is of no force or effect and does not govern the Company or its Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01     Representations and Warranties of All Parties.  Each Party hereby represents and warrants to each other Party on the date hereof as follows:

(a) Organization; Authority; Enforceability.  Such Party is a corporation or legal entity duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or similar entity power and authority to conduct its business as it is now being conducted.  Such Party has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by such Party and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of such Party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery by each other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and subject to general equitable principles).

(b) No Breach.  None of the execution and delivery of this Agreement, the consummation by such Party of the transactions contemplated by this Agreement or the performance by such Party of its obligations hereunder will (i) conflict with, or result in the breach of any provision of the constitutive documents of such Party; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (iii) violate, in any material respect, any Law applicable to such Party.

(c) Consents.  No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with the execution, delivery or performance of this Agreement that has not yet been obtained.

Section 4.02     Representations and Warranties of the Stockholders.  Each Stockholder hereby represents, warrants and agrees to or with each other Party as follows:

(a) Such Stockholder Beneficially Owns the number of Shares set forth opposite such Stockholder’s name on Exhibit A hereto.

(b) Such Stockholder has not entered into any agreement or knowingly taken any action (and shall not during the term of this Agreement enter into any agreement or knowingly take any action) that would make any representation and warranty of such Stockholder contained in Section 4.01 untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of such Stockholder’s material obligations under this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.01     Termination.

(a) This Agreement shall terminate (i) by the mutual consent of all Stockholders at any time, and (ii) automatically (without action by any Party) if either the Z Capital Holders (in the aggregate) or SPH Manager and the Other Holders (in the aggregate) cease to Beneficially Own at least 4,048,652 Shares (as adjusted from time to time for any stock dividend, stock split, reverse stock split, stock combination, recapitalization, reclassification or any other similar transaction that affects all stockholders or the holders of any class of Shares (as the case may be) proportionately).

(b) Any termination of this Agreement shall be without prejudice to liabilities arising hereunder before such termination of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, Articles III and V of this Agreement, and each of the provisions therein, shall each indefinitely survive any termination, in whole or in part, of this Agreement.

Section 5.02     No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person or entity other than the Releasees and the Parties hereto and thereto any rights or remedies hereunder.

Section 5.03     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 5.04     Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder, shall be assigned, in whole or in part, by any Party hereto by operation of law or otherwise without the prior written consent of the other Parties hereto.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 5.05     Amendments.  Except as otherwise provided herein, the terms and provisions of this Agreement may be modified or amended at any time and from time to time only by a written instrument signed by both Z Capital and the holders of at least two-thirds of the Shares then Beneficially Owned by SPH Manager and the Other Holders (in the aggregate); provided, that (a) any amendment to this Agreement that would have a disproportionate material adverse effect on any Stockholder (or, in the case of rights held by a group of Stockholders, on such group of Stockholders) relative to another Stockholder or Stockholders (other than as a result of such Stockholder or group of Stockholders electing not to exercise any rights granted to such Stockholder or group of Stockholders pursuant to the terms of this Agreement) shall require the written consent of that Stockholder (or, in the case of rights held by a group of Stockholders, such group of Stockholders), (b) any amendment to this Agreement that deprives a Stockholder of its right to designate, or participate in the collective designation of, a Director or Directors shall require the written consent of that Stockholder and (c) this Section 5.05 may not be amended without the prior written consent of all of the Stockholders.  All Stockholders shall receive notice of any amendment to this Agreement.  For the avoidance of doubt, any amendment required to be approved by the Other Holders, or by SPH Manager and the Other Holders, as the case may be, pursuant to this Section 5.05 shall be approved in accordance with Section 2.04; provided such written notice shall be provided to each Party.

Section 5.06     Waiver.  Any Party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving Party.  No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 5.07     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service provided that confirmation of delivery is received, (c) upon machine- generated acknowledgement of receipt after transmittal by facsimile (provided that a confirmation copy is sent via reputable overnight courier service for delivery within two (2) business days thereafter, or (d) by e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient). Any notice and document shall be addressed to the Party entitled to receive such notice or other document (a) in the case of the Company, at Affinity Gaming, ATTN: Legal Department, 3755 Breakthrough Way, Suite 300, Las Vegas, NV 89135, and (b) in the case of any Stockholder, at such Stockholder’s address shown on Exhibit A hereto, or at such other address for a Party as shall be specified by like notice.

Section 5.08     Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 5.09     Specific Performance.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, may occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, except as otherwise set forth in this Section 5.09, the Parties acknowledge and agree that the Parties hereto shall be entitled, without posting a bond, security or other indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

(b) Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 5.09.  The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 5.09, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party, and (ii) neither the commencement of any legal proceeding pursuant to this Section 5.09 nor anything set forth in this Section 5.09 shall restrict or limit any Party’s right to pursue any other remedies that may be available then or thereafter.

Section 5.10     Governing Law and Exclusive Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

(b) To the fullest extent permitted by applicable Law, each Party hereto (i) agrees that any claim, action or proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the District of Nevada or any Nevada State court, in each case, located in Clark County, Nevada and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in Clark County, Nevada for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.07 or any other manner as may be permitted by law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE COMPANY OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 5.11     Regulatory Matters.   All agreements of the Other Holders herein are made subject to applicable gaming laws and regulations and interpretations of any applicable gaming regulatory authority.  Each Other Holder, by its execution and delivery of this Agreement and notwithstanding its acknowledgements and agreements set forth herein, does not intend to alter its current passive investor status relative to the Shares owned by it.  As a result, each Other Holder intends to invoke its rights under this Section 5.11 upon the occurrence of a Regulatory Event with respect to such Other Holder.   Upon the occurrence of a Regulatory Event, each of the Stockholders agrees, from time to time, as and when requested by any Other Holder, to consent to an amendment to this Agreement as such Other Holder may reasonably request in order to appropriately address the issues giving rise to the Regulatory Event, the sole effect of which amendment is to limit the rights of such Other Holder (a) to participate in the nomination, election or removal of Directors designated pursuant to clause (iv), (v) or (vi) of Section 2.01 or (b) to take Necessary Action to cause the nomination, election or removal of Directors as contemplated by Article II.   If as a result of any such amendment (or any waiver of such rights pursuant to Section 5.06), the rights of any Other Holder are so limited in respect of any Shares held by such Other Holder, such Other Holder shall no longer be deemed to Beneficially Own such Shares for purposes of determining whether the Other Holders Minimum Ownership Condition is satisfied.

Section 5.12     Descriptive Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.13     Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.   Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

AFFINITY GAMING

By:	/s/ Marc H. Rubinstein
Name: Marc H. Rubinstein
Title: Sr. VP, GC & Secretary

[Company Signature Page to Settlement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

Z CAPITAL PARTNERS, L.L.C.		ZENNI HOLDINGS, LLC

By:	/s/ James J. Zenni, Jr.	By:	/s/ James J. Zenni, Jr.
Name: James J. Zenni, Jr.		Name: James J. Zenni, Jr.
Title:		Title:

Z CAPITAL SPECIAL SITUATIONS ADVISER, L.P.		Z CAPITAL SPECIAL SITUATIONS GP, L.P.

By:	/s/ James J. Zenni, Jr.	By:	/s/ James J. Zenni, Jr.
Name: James J. Zenni, Jr.		Name: James J. Zenni, Jr.
Title:		Title:

Z CAPITAL SPECIAL SITUATIONS UGP, L.L.C.		Z CAPITAL SPECIAL SITUATIONS FUND II-B, LP

By:	/s/ James J. Zenni, Jr.	By:	/s/ James J. Zenni, Jr.
Name: James J. Zenni, Jr.		Name: James J. Zenni, Jr.
Title:		Title:

SPH MANAGER, LLC		SPECTRUM GROUP MANAGEMENT, LLC

By:	/s/ Edward Mule	By:	/s/ Jeffrey Schaffer
Name: Edward Mule		Name: Jeffrey Schaffer
Title: Member		Title: Managing Member

HIGHLAND CAPITAL MANAGEMENT, LP		STRAND ADVISORS, INC.

By:	/s/ Frank Waterhouse	By:	/s/ Frank Waterhouse
Name: Frank Waterhouse		Name: Frank Waterhouse
Title: Assistant Treasurer		Title: Assistant Treasurer

[Stockholders Signature Page 1 of 2 to Settlement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

COURAGE CAPITAL MANAGEMENT, LLC		COURAGE INVESTMENTS, INC.

By:	/s/ Richard C. Patton	By:	/s/ Elizabeth F. Bothner
Name: Richard C. Patton		Name: Elizabeth F. Bothner
Title: Chief Manager		Title: Assistant Vice President

COURAGE CREDIT OPPORTUNITIES FUND II, L.P.

By:	/s/ Elizabeth F. Bothner
Name: Elizabeth F. Bothner
Title: Assistant Vice President of the General Partner

[Stockholders Signature Page 2 of 2 to Settlement Agreement]

EXHIBIT A

NAMES, ADDRESSES AND SHARE OWNERSHIP OF STOCKHOLDERS

STOCKHOLDER	ADDRESS	COMMON STOCK
Z Capital Holders
Z Capital Partners, L.L.C.	Address: Z Capital Partners, L.L.C.	6,828,803.40	(1)
Zenni Holdings, LLC	Two Conway Park	6,828,803.40	(1)
Z Capital Special Situations Adviser, L.P.	150 Field Drive, Suite 300	4,256,693.23	(1)
Z Capital Special Situations GP, L.P.	Lake Forest, IL 60045	2,572,110.17	(1)
Z Capital Special Situations UGP, L.L.C.	Facsimile: 847-235-8111	2,572,110.17	(1)
Z Capital Special Situations Fund II-B, LP	Email: mauerbach@zcap.net Attn: Martin J. Auerbach

SPH Manager
SPH Manager, LLC	Address: c/o Silver Point Capital, L.P. 2 Greenwich Plaza Greenwich, CT 06830 Facsimile: 203-542-4308 Email: ffogel@silverpointcapital.com Attn: Frederick H. Fogel	5,082,992

Other Holders
Spectrum Group Management, LLC	Address: Spectrum Group Management, LLC 1250 Broadway, 19th Floor New York, NY 10001 Facsimile: 212-983-2322 Email: jschaffer@spectrumgp.com Attn: Jeffrey Schaffer	2,003,959
Highland Capital Management, LP	Address: Highland Capital Management, LP	1,665,458	(1)
Strand Advisors, Inc.	300 Crescent Court, Suite 700 Dallas, TX 75201 Facsimile: 972-628-4147 Email: tparker@highlandcapital.com Attn: Trey Parker	1,665,458	(1)

STOCKHOLDER	ADDRESS	COMMON STOCK
Courage Capital Management, LLC	Address: Courage Capital Management, LLC	1,191,327	(1)
Courage Investments, Inc.	4400 Harding Road, Suite 503	1,191,327	(1)
Courage Credit Opportunities Fund II, L.P.	Nashville, TN 37205	1,191,327	(1)
	Facsimile: 615-298-7529 Email: rhorton@couragecap.com and mtipnis@couragecap.com Attn: Richard C. Patton

(1) The Stockholder possesses shared voting power and/or shared dispositive power with respect to such shares of Common Stock with other Affiliates of such Stockholder set forth on this Exhibit A.

A-2

EXHIBIT 3.01(a)(i)

(attached)

SODW

James J. Pisanelli, Esq., Bar No. 4027

JJP@pisanellibice.com

Christopher R. Miltenberger, Esq., Bar No. 10153

CRM@pisanellibice.com

PISANELLI BICE, PLLC

3883 Howard Hughes Parkway, Suite 800

Las Vegas, Nevada 89169

Telephone: 702.214.2100

Yosef J. Riemer, P.C. (admitted pro hac vice)

yosef.riemer@kirkland.com

Devora W. Allon, Esq. (admitted pro hac vice)

devora.allon@kirkland.com

KIRKLAND & ELLIS LLP

601 Lexington Ave.

New York, NY 10022

Telephone: 212.446.4800

Matthew E. Papez, P.C., Nev. Bar No. 7123

matthew.papez@kirkland.com

KIRKLAND & ELLIS LLP

655 Fifteenth St., N.W.

Washington DC, 20005

Telephone: 202.879.5000

Attorneys for Don R. Kornstein, Thomas M. Benninger,
Scott D. Henry, Michael Rumbolz, and David D. Ross

DISTRICT COURT

CLARK COUNTY, NEVADA

Z CAPITAL PARTNERS, L.L.C., a Delaware limited liability company; Z CAPITAL SPECIAL SITUATIONS FUND HOLDINGS I, L.L.C., a Delaware limited liability company; Z CAPITAL SPECIAL SITUATIONS FUND HOLDINGS II, L.L.C., a Delaware limited liability company; Z CAPITAL HG, L.L.C., a Delaware limited liability company; Z CAPITAL HG-C, L.L.C., a Delaware limited liability company,

Plaintiffs,

vs.

DON R. KORNSTEIN, an individual; THOMAS M. BENNINGER, an individual; SCOTT D. HENRY, an individual; MICHAEL RUMBOLZ, an individual; DAVID D. ROSS, an individual,

Defendants.

-and-

AFFINITY GAMING, a Nevada corporation,

Nominal Party.

CASE NO.: A-13-677739-B DEPT. NO.: XIII STIPULATION AND ORDER TO DISMISS ACTION WITH PREJUDICE, DISSOLVE PRELIMINARY INJUNCTION, AND RELEASE SECURITY BOND

1

STIPULATION AND ORDER TO DISMISS ACTION WITH PREJUDICE,
DISSOLVE PRELIMINARY INJUNCTION,

AND RELEASE SECURITY BOND

IT IS HEREBY STIPULATED by and among Plaintiffs Z Capital Partners, L.L.C., Z Capital Special Situations Fund Holdings I, L.L.C., Z Capital Special Situations Fund Holdings II, L.L.C., Z Capital HG, L.L.C., and Z Capital HG-C, L.L.C. (the “Plaintiffs”), by and through their counsel of record, the law firm of LIONEL SAWYER & COLLINS, Defendants Don R. Kornstein, Thomas M. Benninger, Scott D. Henry, Michael Rumbolz, and David D. Ross (the “Individual Defendants”), by and through their undersigned counsel of record, the law firms of PISANELLI BICE, PLLC and KIRKLAND & ELLIS LLP, and Nominal Defendant Affinity Gaming (“Affinity Gaming”), by and through its undersigned counsel of record, the law firm of BROWNSTEIN HYATT FARBER SCHRECK, LLP, that the above-captioned matter is hereby DISMISSED WITH PREJUDICE, with each party to bear its own attorneys’ fees and costs.

IT IS FURTHER STIPULATED AND AGREED that the Preliminary Injunction entered in the above-captioned matter on or about May 10, 2013 is hereby dissolved.

IT IS FURTHER STIPULATED AND AGREED that the cash security posted by Plaintiffs with the District Court Clerk in the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) shall be exonerated and remitted to Plaintiffs.

///

2

The parties further acknowledge that on August 20, 2013, the Court issued its Order re Rule 16 Conference, Setting Civil Jury Trial, Pre-Trial, Calendar Call, and Deadlines for Motions; Discovery Scheduling Order setting this matter for a jury trial on a four-week stack to begin on January 27, 2015. See EDCR 2.75.

DATED this day of 2014.	DATED this day of 2014.

LIONEL SAWYER & COLLINS	PISANELLI BICE. PLLC

By:	By:
Charles H. McCrea, Jr. (SBN #104)	James J. Pisanelli, Esq., (SBN #4027)
1700 Bank of America Plaza	3883 Howard Hughes Parkway, Suite 800
300 South Fourth Street	Las Vegas, NV 89169
Las Vegas, Nevada 89101
Yosef J. Riemer, Esq. (pro hac vice)

Attorneys for Plaintiffs Z CAPITAL PARTNERS, L.L.C., Z CAPITAL SPECIAL SITUATIONS FUND HOLDINGS I, L.L.C., Z CAPITAL SPECIAL SITUATIONS FUND HOLDINGS II, L.L.C., Z CAPITAL HG, L.L.C., Z CAPITAL HG-C, L.L.C.

KIRKLAND & ELLIS LLP 601 Lexington Ave. New York, NY 10022
Matthew E. Papez, Esq. (SBN #7123)
DATED this day of 2014.	KIRKLAND & ELLIS LLP
655 Fifteenth Street, N.W.
BROWNSTEIN HYATT FARBER SCHRECK, LLP	Washington DC 20005

Attorneys for Defendants DON R. KORNSTEIN, THOMAS M. BENNINGER, SCOTT D. HENRY, MICHAEL RUMBOLZ, DAVID D. ROSS
By:
Tamara Beatty Peterson, Esq. (SBN #5218)
Nikki L. Baker, Esq. (SBN #6562)
100 North City Parkway
Las Vegas, Nevada 89106

Attorneys for Nominal Defendant AFFINITY GAMING

///

3

ORDER

BASED UPON THE FOREGOING STIPULATION, and good cause appearing,

IT IS HEREBY ORDERED that the above-captioned matter is hereby DISMISSED WITH PREJUDICE.

IT IS FURTHER ORDERED that all parties shall bear their own attorneys’ fees and costs incurred in this action.

IT IS FURTHER ORDERED that the Preliminary Injunction entered in the above-captioned matter on or about May 10, 2013 is hereby DISSOLVED.

IT IS FURTHER ORDERED the cash security posted by Plaintiffs with the District Court Clerk in the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) shall be exonerated and remitted to Plaintiffs.

IT IS FURTHER ORDERED that the jury trial of this action set on a four-week stack to begin on January 27, 2015 and all related hearings, pretrial conferences, calendar calls and deadlines are hereby VACATED.

IT IS SO ORDERED.

DATED AND DONE this       day of                       , 2014.

DISTRICT COURT JUDGE

4

EXHIBIT 3.01(a)(ii)

(attached)

IN THE SUPREME COURT OF THE STATE OF NEVADA

DON R. KORNSTEIN, an individual; THOMAS M. BENNINGER, an individual; SCOTT D. HENRY, an individual; MICHAEL RUMBOLZ, an individual; DAVID D. ROSS, an individual;	Supreme Court Case No.: 63177

Appellants,

vs.	District Court Case No.: A-677739

Z CAPITAL PARTNERS, L.L.C., a Delaware limited liability company; Z CAPITAL SPECIAL SITUATIONS FUND HOLDINGS I, L.L.C., a Delaware limited liability company; Z CAPITAL SPECIAL SITUATIONS FUND HOLDINGS II, L.L.C., a Delaware limited liability company, Z CAPITAL HG, L.L.C., a Delaware limited liability company; Z CAPITAL HG-C, L.L.C., a Delaware limited liability company;

Respondents,

-and-

AFFINITY GAMING, a Nevada limited liability company,

Nominal Party.

STIPULATION TO DISMISS APPEAL

STIPULATION TO DISMISS APPEAL

PURSUANT TO NRAP 42(b), IT IS HEREBY STIPULATED AND AGREED by and between the parties hereto, through their respective undersigned counsel, that the above-captioned appeal shall be dismissed with prejudice with all parties to bear their own fees and costs.

DATED this day of 2014.	DATED this day of 2014.

PISANELLI BICE. PLLC	LIONEL SAWYER & COLLINS

By:	By:
James J. Pisanelli, Esq., #4027	Charles H. McCrea, Jr., #104
3883 Howard Hughes Pkwy.	1700 Bank of America Plaza
Suite 800	300 South Fourth Street
Las Vegas, NV 89169	Las Vegas, Nevada 89101

Yosef J. Riemer, Esq. (pro hac vice) KIRKLAND & ELLIS LLP 601 Lexington Ave. New York, NY 10022 Matthew E. Papez, Esq., #7123 KIRKLAND & ELLIS LLP 655 Fifteenth Street, N.W. Washington DC 20005

Attorneys for Respondents Z CAPITAL PARTNERS, L.L.C., Z CAPITAL SPECIAL SITUATIONS FUND HOLDINGS I, L.L.C., Z CAPITAL SPECIAL SITUATIONS FUND HOLDINGS II, L.L.C., Z CAPITAL HG, L.L.C., Z CAPITAL HG-C, L.L.C.

Attorneys for Appellants DON R. KORNSTEIN, THOMAS M. BENNINGER, SCOTT D. HENRY, MICHAEL RUMBOLZ, DAVID D. ROSS DATED this day of 2014. BROWNSTEIN HYATT FARBER SCHRECK, LLP

By:
Tamara Beatty Peterson, Esq., #5218
Nikki L. Baker, Esq. #6562
100 North City Parkway
Las Vegas, Nevada 89106

Attorneys for Nominal Party AFFINITY GAMING

EXHIBIT 3.02

(attached)

Execution Version

AFFINITY GAMING

3755 Breakthrough Way

Suite 300

Las Vegas, NV 89135

[    ], 2014

Z Capital Special Situations Fund II-B, LP

Two Conway Park

150 Field Drive, Suite 300

Lake Forest, Illinois 60045

Re:          VCOC Management Rights

Ladies and Gentlemen:

As of the date hereof, Z Capital Special Situations Fund II-B, LP (the “Investor”) has been granted the right to designate one director for election to the Board of Directors of Affinity Gaming, a Nevada corporation (the “Company”). On behalf of the Company, we write this letter to confirm our agreement that, effective on such date as the Investor acquires, directly or indirectly, any interests in the Company (“Interests”) above the Ownership Threshold (as defined below) and continuing for so long as the Investor continues to hold, directly or indirectly, Interests above the Ownership Threshold the Investor will be entitled to the following contractual management rights, in addition to and not in limitation of any other rights specifically provided to the Investor in any relevant document.

1.                                      To the extent the Investor does not have a representative on the Company’s Board of Directors, the Company shall provide to the Investor and its designated representatives (each, a “Representative”) true and correct copies of all documents, reports, financial data and other information regarding the Company as the Investor may reasonably request.

2.                                      To the extent the Investor does not have a representative on the Company’s Board of Directors, the Investor shall be entitled to consult with and advise the Company’s management on significant business issues of the Company, including the Company’s proposed annual operating plans, and the Company’s management will meet with the Investor upon reasonable request at the Company’s facilities and at regular intervals during each year at mutually agreeable times for such consultation and advice and to review progress in achieving said plans. The Company agrees to cause its management to give such consultation and advice due consideration in decisions regarding the Company’s management.

3.                                      To the extent that the Investor does not have a representative on the Company’s Board of Directors, the Company shall (i) inform the Investor or its Representative sufficiently in advance with respect to any significant corporate actions of the Company (including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or by-laws of the Company or any of its Subsidiaries) to allow the Investor to exercise its rights under this letter agreement, (ii) provide the Investor or its Representative with the opportunity to consult with the Company or its officers, employees or advisers with respect to such actions, at such times as the Investor or its Representative shall reasonably request, and (iii) provide any additional information reasonably necessary for the Investor to independently exercise its rights under this paragraph, provided, however, that the Company reserves the right to exclude Investor and any Representative from access to any information or consideration of actions if the Company believes upon advice of counsel that such exclusion is reasonably necessary (i) to preserve the attorney-client privilege or (ii) to protect highly confidential proprietary information.

4.                                      If and for so long as the Investor does not have a representative serving on the Board of Directors or similar governing body of the Company, the Company shall invite the Investor to send its Representative to attend, in a nonvoting observer capacity, all meetings of the Board of Directors or similar governing body, shall permit the Representative to offer his or her views, to make presentations regarding significant business issues of the Company, including, without limitation, management’s proposed quarterly and annual operating plans, and otherwise to participate in discussions (but not to vote) and, in this respect, shall give the Representative copies (at the same time and in the same manner) of all notices, minutes, consents, and other materials that the Company provide to their directors or other governing individuals; provided, however, that the Company reserves the right to exclude any Representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary (i) to preserve the attorney-client privilege or (ii) to protect highly confidential proprietary information.

If the Company engages in a restructuring or similar transaction, then any resulting entity or entities shall be subject to the terms of this letter agreement. The Company acknowledges and agrees that this letter agreement shall be interpreted with the understanding that the Investor intends the rights obtained under this letter agreement to provide “management rights” within the meaning of the Department of Labor regulation codified at 29 C.F.R. § 2510.3-101 and shall be construed in good faith by the Company and its Subsidiaries accordingly.

The rights described herein shall terminate and be of no further force or effect if the Investor and its affiliates no longer hold, directly or indirectly, alone or collectively as part of a group or aggregation of Company shareholders, or pursuant to an agreement with other Company shareholders, 10% of the outstanding shares of the Company (the “Ownership Threshold”).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

Very truly yours,

AFFINITY GAMING

By:
Name:
Title:

Acknowledged and agreed,

Z CAPITAL SPECIAL SITUATIONS FUND II-B, LP

By: Z Capital Special Situations GP II, L.P.
Its General Partner

By: Z Capital Special Situations UGP, L.L.C.
Its General Partner

By: Z Capital Partners, L.L.C.
Its Managing Member

By:
Name:
Title: